Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

CONVERTIBLE NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

OF

MVB FINANCIAL CORP.

MVB Financial Corp., a corporation organized and existing under the laws of West Virginia (the “Issuer”), in accordance with the provisions of Section 31D-6-602 of the West Virginia Business Corporation Act, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”), in accordance with the articles of incorporation and bylaws of the Issuer and applicable law, duly adopted the following resolution on June 17, 2014, creating a series of shares of Preferred Stock of the Issuer designated as “Convertible Noncumulative Perpetual Preferred Stock, Series C.”

RESOLVED, that pursuant to the provisions of the articles of incorporation and the by-laws of the Issuer and applicable law, a series of Preferred Stock, par value $1,000 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.    Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Convertible Noncumulative Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”).  The authorized number of shares of Series C Preferred Stock shall be 383.4.

Part 2.    Standard Provisions.  The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3.    Definitions.  The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:

(a)           “Common Stock” means the common stock, par value $1.00 per share, of the Issuer.

(b)           “Conversion Date” means the date on which the conversion will be deemed to have been effected.

(c)           “Conversion Price” has the meaning set forth in Section 6(b).

(d)           “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year.

(e)           “Holder Conversion Notice” has the meaning set forth in Section 6(c).

(f)            “Holder Conversion Right” has the meaning set forth in Section 6(a).

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(g)           “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer ranking junior to the Series C Preferred Stock.

(h)           “Liquidation Amount” means $10,000 per share of Series C Preferred Stock.

(i)            “Parity Stock” means any other class or series of capital stock of the Issuer hereafter created which expressly provides that it ranks on a parity with the Series C Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Company, including, but not limited to, the Issuer’s Convertible Noncumulative Perpetual Preferred Stock, Series B.

(j)            “Senior Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(k)           “Signing Date” means Original Issue Date.

Part 4.    Certain Voting Matters.  Holders of shares of Series C Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series C Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, MVB Financial Corp. has caused this Certificate of Designations to be signed by Bret S. Price, Senior Vice President and Chief Financial Officer, this 30th day of June, 2014.

MVB Financial Corp.

By:	/s/ Bret S. Price
Bret S. Price
Senior Vice President and Chief Financial Officer

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Schedule A

STANDARD PROVISIONS

Section 1.              General Matters.  Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock.  The Series C Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations.  The Series C Preferred Stock shall rank equally with Parity Stock, rank junior to Senior Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2.              Standard Definitions.  As used herein with respect to Series C Preferred Stock:

(a)           “Applicable Dividend Rate” means 6.5% per annum.

(b)           “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)           “Articles of Incorporation” means the Issuer’s articles of incorporation, as amended.

(d)           “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of West Virginia generally are authorized or required by law or other governmental actions to close.

(e)           “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(f)            “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Series C Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g)           “Change in Control” means

(i)            Reorganization, merger, consolidation or other corporate transaction involving the Issuer, in each case, with respect to which the shareholders of the Issuer, immediately prior to such transaction do not, immediately after the transaction, own more than 50% of the combined voting power of the reorganized, merged or consolidated bank’s then outstanding voting securities; provided, however that a Change of Control shall not be deemed to have occurred upon the formation of a holding company for the Issuer if each shareholder of the Issuer immediately prior to the formation of the holding company retains substantially the same percentage ownership of the holding company following such formation as he or she owned of the Issuer prior the formation.

(ii)           The sale, lease, exchange, transfer or assignment of all or substantially all of the assets of the Issuer to any third party.

(iii)          The acquisition by any individual, entity or “group,” within the meaning of  Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Issuer where such acquisition causes any such Person to own 20% or more of the combined voting power of the Issuer’s then outstanding capital stock then entitled to vote generally in the election of directors; provided however, that a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner of 20% of the combined voting power of the Issuer’s then outstanding capital stock solely as a result of the repurchase of voting securities by the Company.

(iv)          During any period of two consecutive years, the persons who were directors of the Issuer immediately before the beginning of the two year period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that any individual becoming a director subsequent to the beginning of such two year period whose election, or nomination for election by the Issuer’s shareholders, was approved by at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director unless such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).

(h)           “Conversion Period” means the 30-day period after the first, second, third, fourth and fifth anniversaries of the Original Issue Date.

(i)            “Dividend Period” means each period from and including a Dividend Payment Date and continuing to but not including the next succeeding Dividend Payment Date (except that the first Dividend Period shall commence upon the Original Issue Date).

(j)            “Dividend Record Date” has the meaning set forth in Section 3(a).

(k)           “Liquidation Preference” has the meaning set forth in Section 4(a).

(l)            “Original Issue Date” means the date on which shares of Series C Preferred Stock are first issued.

(m)          “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Series C Preferred Stock.

(n)           “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Series C Preferred Stock.

Section 3.              Dividends.

(a)           Holders of the Series C Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors in its sole discretion, out of funds legally available therefor, cash dividends on each share of the Series C Preferred Stock, payable quarterly in arrears on the Dividend Payment Dates in each year, commencing September 30, 2014, at an annual rate equal to 6.5% of the Liquidation Amount.  In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day.  Each dividend shall be payable to the holders of Series C Preferred Stock of record as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date fixed by the Board of Directors (the “Dividend Record Date”).

(b)           All dividends paid with respect to the Series C Preferred Stock pursuant to paragraph 3(a) of this Certificate of Designations shall be paid ratably on each share of the Series C Preferred Stock to the holders thereof entitled thereto.

(c)           Dividends on outstanding shares of Series C Preferred Stock shall be noncumulative.  To the extent that any dividends payable on the outstanding shares of Series C Preferred Stock on any Dividend Payment Date are not declared, in full or otherwise, for payment on such Dividend Payment Date, then such dividends shall not cumulate and shall cease to accrue and be payable and the Company shall have no obligation to pay dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest with respect to such dividends, whether or not dividends on shares of Series C Preferred Stock are declared for any subsequent Dividend Period.

(d)           When declared dividends are not paid in full upon the shares of the Series C Preferred Stock and any shares of other Parity Stock for a Dividend Period, all dividends declared with respect to shares of Series C Preferred Stock and all dividends declared with respect to shares of other Parity Stock for such Dividend Period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series C Preferred Stock for such Dividend Period and all such Parity Stock for such Dividend Period bear to each other.

(e)           Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series C Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

Section 4.              Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Series C Preferred Stock shall be entitled to receive for each share of Series C Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Series C Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share, and (ii) the amount of any declared and unpaid dividends (such amounts collectively, the “Liquidation Preference”).

(b)           Partial Payment.  If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Series C Preferred Stock as to such distribution, holders of Series C Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Series C Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)           Effect of Change in Control.  For purposes of this Section 4, a Change in Control, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, shall constitute a liquidation, dissolution or winding up of the Issuer.

Section 5.              Redemption.

(a)           Optional Redemption.  On or after the fifth anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share, and (ii) the amount of any declared and unpaid dividends.

The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent.  Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)           No Sinking Fund.  The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Series C Preferred Stock.

(c)           Notice of Redemption.  Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock.  Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility.  Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption.  In case of any redemption of part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable.  Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)            Status of Redeemed Shares.  Shares of Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series C Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series C Preferred Stock).

Section 6.              Conversion.

(a)           Conversion by Holder.  During the Conversion Periods, the holders of Series C Preferred Stock shares shall have the right (the “Holder Conversion Right”), at their option and subject to any required approvals under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, to convert such shares of Series C Preferred Stock (except that upon any liquidation, the Holder Conversion Right shall terminate upon consummation of such liquidation) into shares of Common Stock as provided under Section 6(b).

(b)           Number of Shares Issuable Upon Conversion.  Upon a notice of conversion by the holders of shares of Series C Preferred Stock pursuant to Section 6(c), each share of Series C Preferred Stock shall convert into such number of duly and validly issued, fully paid and non-assessable shares of Common Stock, free and clear of all pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature whatsoever, equal to (i) the Liquidation Amount of the Series C Preferred Stock for which a Holder Conversion Notice is properly received divided by (ii) $16.00 per share, which represents the per share price of the Common Stock, subject to adjustment pursuant to Section 6(e) (“Conversion Price”).

(c)           Notice of Conversion.  The holder of a share of Series C Preferred Stock shall effect conversions at its option by delivery to the Issuer of a certificate representing the holder’s shares of Series C Preferred Stock and a notice (a “Holder Conversion Notice”), specifying therein the number of shares of Series C Preferred Stock to be converted.  The Holder Conversion Notice shall be sent to the Issuer no more than 60 and not less than 30 days prior to the Conversion Date.  Each Holder Conversion Notice, once given, is irrevocable.  In case any shares of Series C Preferred Stock are called for redemption, such conversion right with respect to such shares of Series C Preferred Stock or the portion so called shall expire at the close of business on the Business Day immediately preceding the corresponding redemption date, unless the Issuer defaults in making the payment due upon redemption.

(d)           Issuance of Stock Certificate.  As soon as practicable after conversion of any of the shares of Series C Preferred Stock pursuant to this Section 6 and surrender of the certificate or certificates for the share or shares of Series C Preferred Stock to be converted, the Issuer at its expense will cause to be issued in the name of and delivered to the holder a certificate or certificates representing the number of shares of Common Stock being acquired upon such conversion, together with the cash payment, if any in lieu of fractional shares (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for the Issuer).  The Issuer will be responsible for the payment of any stock transfer tax required to be paid in connection with the issuance of the Issuer’s Common Stock under this Section 6.

(e)           Adjustment for Stock Splits and Combinations.  If at any time or from time to time after the Original Issue Date the Issuer effects a split or subdivision of the outstanding Common Stock without a corresponding split or subdivision of the Series C Preferred Stock, the Conversion Price in effect immediately before that split or subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Issuer combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series C Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 6(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Fraction Shares; Partial Conversion.  No fractional shares shall be issued upon conversion of Series C Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock declared and issued prior to such conversion.  In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section 6 exceeds the number of shares converted, the Issuer shall, upon such conversion, execute and deliver to the holder, at the expense of the Issuer, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(f), be delivered upon such conversion, the Issuer, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the value of such fractional share as determined in good faith by the Board of Directors on the Conversion Date.

(g)           Time of Conversion.  The conversion shall be deemed to have been made upon the applicable Conversion Date, regardless of whether the certificate or certificates for the share or shares of Series C Preferred Stock have been surrendered on such date.  Notwithstanding the foregoing, the holder agrees to promptly surrender the certificate or certificates for the share or shares of Series C Preferred Stock prior to or upon such conversion.

(h)           Conversion Subject to Registration or Exemption.  Notwithstanding anything herein to the contrary, conversion of a share or shares of Series C Preferred Stock pursuant to this Section 6 hereof shall not occur and the Issuer shall not be obligated to issue shares of Common Stock upon such conversion unless at the Conversion Date, the Common Stock issuable upon such conversion has been registered, qualifies for or is deemed to be exempt under the securities laws of the United States and the state of residence of the holder, as determined in the sole discretion of the Issuer or its counsel.  The Issuer will use commercially reasonable efforts to ensure that an exemption from such registration is available.

(i)            Stock to be Reserved.  The Issuer will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock.  The Issuer covenants that all shares of Common Stock, which shall be so issued shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.  The Issuer will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

Section 7.              Voting Rights.

(a)           General.  The holders of Series C Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Issuer, except as otherwise required by law or this Section 7.

(b)           Class Voting Rights as to Particular Matters.  So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series C Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Authorization of Senior Stock.  Any amendment or alteration of the Certificate of Designations for the Series C Preferred Stock or the Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Series C Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)           Amendment of Series C Preferred Stock.  Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series C Preferred Stock or the Articles of Incorporation (including, unless no vote on such merger or consolidation is required by Section 7(b)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock;

(iii)          Share Exchanges, Reclassifications, Change in Control.  Any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a Change in Control of the Issuer with another corporation or other entity, unless in each case (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such Change in Control with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series C Preferred Stock immediately prior to such consummation, taken as a whole; or

(iv)          No Impairment.  The Issuer will not take any other action that avoids or seeks to avoid the observance or performance of any of the terms of this Certificate of Designations.

provided, however, that for all purposes of this Section 7(b), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series C Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking junior to Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series C Preferred Stock.

(c)           Changes after Provision for Redemption.  No vote or consent of the holders of Series C Preferred Stock shall be required pursuant to Section 7(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series C Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(d)           Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series C Preferred Stock is listed or traded at the time.

Section 8.              Record Holders.  To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Series C Preferred Stock may deem and treat the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9.              Notices.  All notices or communications in respect of Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law.  Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series C Preferred Stock in any manner permitted by such facility.

Section 10.            No Preemptive Rights.  No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11.            Replacement Certificates.  The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer.  The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12.            Other Rights.  The shares of Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.